Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference in the Form 10-K for the year ended December 31, 2007, the registration statements (Nos. 333-58450, 333-72580, 333-91926, 333-106605, 333-120921 (and amendment 1), 333-125980, 333-132654 and 333-139031) on Form S-3, in the registration statements (Nos. 333-100609 and 333-121864) on Form S-4, and in the registration statements (Nos. 333-30298, 333-114181, 333-124034, 333-132656, 333-132655 and 333-146558) on Form S-8 of PhotoMedex, Inc. of our report dated March 11, 2008, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K.

/s/ Amper, Politziner & Mattia, P. C.

Edison, New Jersey
March 14, 2008